China Education Alliance to Hold Annual Meeting of Stockholders on December 20, 2010

HARBIN, China, Dec. 3, 2010 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE:CEU - News), a China-based education resource and services company, today announced that the Company will hold its annual meeting of stockholders on Monday, December 20, 2010.

Annual Meeting of Stockholders Details:
Date:	Monday, December 20, 2010
Time:	10:00 a.m. local time
Location:	6/F Middle Tower, China Overseas Plaza
No.8 Guanghua Dong Li, Chaoyang District
Beijing 100020, P.R.C.

Following the investor meeting, China Education Alliance would like to invite investors to tour its new facility in Beijing.  In addition, on Tuesday, December 21st management will host an investor tour at its headquarter and training facilities located in Harbin, Heilongjiang Province.  The Company will provide an agenda, including hotel recommendations and travel logistics to the facility, for anyone who would like to participate.

At the annual meeting of stockholders, the following proposals will be submitted for stockholder approval and are fully described in the Proxy Statement issued on November 19, 2010. At the Annual Meeting, the Company will report important activities and accomplishments and review the Company’s financial performance and business operations.  Investors attending the meeting will have an opportunity to ask questions and gain an up-to-date perspective on the Company and its activities, and to meet certain directors and key executives of the Company.

As discussed in the Proxy Statement, the Annual Meeting will also be devoted to the election of directors, ratification of the appointment of Sherb & Co., LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and consideration of any other business matters properly brought before the Annual Meeting.

If you are interested in attending, please RVSP by contacting Mr. Zack Pan, Chief Financial Officer at the following email address: zackpan08@edu-chn.com, or zackpan08@gmail.com.

About China Education Alliance, Inc.
China Education Alliance, Inc. (http://www.chinaeducationalliance.com ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

For more information, please contact:
China Education Alliance, Inc.
Zack Pan, CFO
Tel:  +1-405-315-9987
Email: zackpan08@edu-chn.com, zackpan08@gmail.com

HSC Global
Alan Sheinwald, Managing Director
Tel:   +1-914-669-0222
Email: alan.sheinwald@hscglobal.net